Exhibit 99.1

For Immediate Release

Contact:	Brooke Hammerling	Mei Li
	BrewPR	NetSuite Inc.
	415-596-5428	650-627-1063
	brooke@brewpr.com	meili@netsuite.com

FORMER NEW YORK STOCK EXCHANGE PRESIDENT CATHERINE

KINNEY JOINS NETSUITE BOARD OF DIRECTORS

SAN MATEO, Calif. — March 31, 2009 — NetSuite Inc. (NYSE: N), a leading vendor of on-demand, integrated business management software suites for the mid-market enterprise and divisions of large companies, today announced the appointment of former New York Stock Exchange President Catherine Kinney to its board of directors. Mrs. Kinney served as President and Co-Chief Operating Officer of the New York Stock Exchange from 2002 to 2007 and most recently was Group Executive Vice President and Head of Global Listings, Marketing and Branding at NYSE Euronext from 2007 to 2009.

Mrs. Kinney will be a member of and will chair the NetSuite Nominating and Governance Committee and will also be a member of the NetSuite Audit Committee. For more information on NetSuite’s board of directors please visit: www.netsuite.com/board.

“We are honored to have Cathy join our board,” said Zach Nelson, CEO of NetSuite. “Cathy’s outstanding background, her long, successful career at the NYSE and her business insights will add fresh perspectives to our board, and help provide guidance as the company continues to grow and strengthen its leadership position at the heart of the SaaS revolution.”

“I am very excited to be part of the NetSuite team,” said Catherine Kinney. “From the day NetSuite went public on the NYSE I have been very confident about the continuing success of the company.”

As one of the most respected and talented business executives today, Mrs. Kinney brings tremendous experience and impressive credentials to her new board position at NetSuite. Mrs. Kinney, who just retired from the NYSE Euronext this month, most recently served as Group Executive Vice President and Head of Global Listings, Marketing and Branding. She joined the NYSE in 1974 and rose steadily through the ranks, holding management positions in several divisions, including managing all client relationships, trading floor operations and technology from 1987 to 1996, and Regulation from 2002 to 2004.

Mrs. Kinney is a member of the board of directors of Georgetown University and Catholic Charities. She served on the boards of the Metropolitan Life Insurance Co. from 2002 to 2004 and the Depository Trust Company from 2003 to 2007.

Mrs. Kinney graduated magna cum laude from Iona College and completed the Advanced Management Program at Harvard Business School. She has received honorary degrees from Georgetown University, Fordham University, and Rosemont College.

For more information about NetSuite, please visit www.netsuite.com.

NOTE: NetSuite and the NetSuite logo are registered service-marks of NetSuite Inc.

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